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FIFTH SUPPLEMENTAL INDENTURE

THIS FIFTH SUPPLEMENTAL INDENTURE (“Fifth Supplemental Indenture”), dated as of December 3, 2018, among (i) SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (the “Company”), (ii) A.W. REALTY COMPANY, LLC, a Texas limited liability company, ANGELINA GATHERING COMPANY L.L.C., a Texas limited liability company, SWN DRILLING COMPANY, LLC, a Texas limited liability company, SWN E & P SERVICES, LLC, a Texas limited liability company, SWN ENERGY SERVICES COMPANY, LLC, a Texas limited liability company, SWN INTERNATIONAL, LLC, a Delaware limited liability company, SWN MIDSTREAM SERVICES, LLC, a Texas limited liability company, SWN PRODUCER SERVICES, LLC, a Texas limited liability company, SWN PRODUCTION COMPANY, LLC, a Texas limited liability company, SWN WATER RESOURCES COMPANY, LLC, a Texas limited liability company and SWN WELL SERVICES, LLC, a Texas limited liability company (each Person in this clause (ii), a “Guaranteeing Subsidiary” and collectively, the “Guaranteeing Subsidiaries”), each, a subsidiary of the Company, and (iii) U.S. BANK NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee a base indenture (the “Base Indenture”), dated as of January 23, 2015, a first supplemental indenture (the “First Supplemental Indenture”), dated as of January 23, 2015, a second supplemental indenture (the “Second Supplemental Indenture”), dated as of September 25, 2017, a third supplemental indenture (the “Third Supplemental Indenture”), dated as of November 19, 2017 and a fourth supplemental indenture (the “Fourth Supplemental Indenture”), dated as of April 26, 2018 (the Base Indenture as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”) providing for the issuance of the following series of notes: (i) the 4.05% Senior Notes due 2020 (the “2020 Notes”) and (ii) the 4.95% Senior Notes due 2025 (the “2025 Notes”) (collectively, the “Notes” and each of the 2020 Notes and the 2025 Notes, a “Series” of Notes);

WHEREAS, Section 7.01 of the First Supplemental Indenture provides that under certain circumstances each of the Released Subsidiaries (as defined below) will be released and relieved of any obligations under its Security Guarantees, including upon any sale or other disposition of all or substantially all of the properties or assets of, or all of the Company’s direct or indirect limited partnership, limited liability company or other equity interests in, such Security Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) an Affiliate of the Company;

WHEREAS, the Company entered into a Membership Interest Purchase Agreement dated as of August 30, 2018 between the Company and Flywheel Energy Operating, LLC (the “Membership Interest Purchase Agreement”) providing for, among other things, the sale of the Released Subsidiaries;

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WHEREAS, all acts and requirements necessary to make this Fifth Supplemental Indenture a legal, valid and binding obligation of the Company have been done; and

WHEREAS, the Company has requested and hereby requests that the Trustee join with the Company and the Guaranteeing Subsidiaries in the execution of this Fifth Supplemental Indenture and the Company has provided the Trustee with a Board Resolution authorizing the execution of and approving this Fifth Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, each Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.Release of Certain Security Guarantors. Pursuant to Section 7.01 of the First Supplemental Indenture and subject to Section 13(b) hereof, each of Desoto Gathering Company, LLC, a Texas limited liability company, and SWN Production (Arkansas), LLC, a Texas limited liability company, (together, the “Released Subsidiaries”) is hereby released and relieved of any obligations under its Security Guarantee.

3.Trust Indenture Act Controls. If any provision of this Fifth Supplemental Indenture limits, qualifies or conflicts with another provision of the Indenture or this Fifth Supplemental Indenture that is required to be included in the Indenture or this Fifth Supplemental Indenture by the Trust Indenture Act, as in effect on the date of the Base Indenture, except as provided in Section 8.03 thereof (in the case of the Indenture) or on the date of this Fifth Supplemental Indenture (in the case of this Fifth Supplemental Indenture), the provision required by the Trust Indenture Act shall control.

4.No Recourse Against Others. An incorporator, director, officer, employee, stockholder or controlling Person, as such, of the Company or any Guaranteeing Subsidiary shall not have any liability for any obligations of the Company under the Notes, the Indenture or this Fifth Supplemental Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability.

5.Successors. All agreements of the Company and the Guaranteeing Subsidiaries in this Fifth Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Fifth Supplemental Indenture shall bind its successors.

6.Severability. In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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7.Governing Law.

(a)THIS FIFTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO AND THE HOLDERS OF THE NOTES BY THEIR ACCEPTANCE THEREOF EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS FIFTH SUPPLEMENTAL INDENTURE, OR THE NOTES OR ANY TRANSACTION RELATED HERETO OR THERETO TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

(b)The Company and each Guaranteeing Subsidiary hereby:

(i)agrees that any suit, action or proceeding against it arising out of or relating to this Fifth Supplemental Indenture, the Indenture or the Notes, as the case may be, may be instituted in any federal or state court sitting in The City of New York;

(ii)waives to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum;

(iii)irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding;

(iv)agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding may be enforced in the courts of the jurisdiction of which it is subject by a suit upon judgment; and

(v)agrees that service of process by mail to the addresses specified herein shall constitute personal service of such process on it in any such suit, action or proceeding.

(c)Nothing in Section (7)(b) shall affect the right of the Trustee or any Holder of the Notes to serve process in any other manner permitted by law.

8.Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows:

(a)if to the Company: to the address for the Company specified in or pursuant to the Indenture; and

(b)if to the Trustee: to the address for the Trustee specified in or pursuant to the Indenture.

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The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

9.Counterparts. The parties may sign any number of copies of this Fifth Supplemental Indenture. One signed copy is enough to prove this Fifth Supplemental Indenture. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement. The exchange of copies of this Fifth Supplemental Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Fifth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes.

10.Headings. The headings of the Sections of this Fifth Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

11.Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fifth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company. The Trustee shall not be accountable for the use or application by the Company of the Outstanding Notes or the proceeds thereof. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Outstanding Notes and this Fifth Supplemental Indenture or fully and with like effect as if set forth in full herein.

12.Patriot Act. The parties hereto acknowledge that, in accordance with Section 326 of the USA Patriot Act, the Trustee (like all financial institutions) is required to obtain, verify and record information that identifies each Person or legal entity that opens an account. The parties hereto agree that they will provide the Trustee with such information as it may reasonably request in order for the Trustee to satisfy the requirements of the USA Patriot Act.

13.(a)     This Fifth Supplemental Indenture supplements the Indenture and shall be a part, and subject to all the terms, thereof. The Indenture, as supplemented and amended by this Fifth Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this Fifth Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Fifth Supplemental Indenture supersede any conflicting provisions included in the Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, as supplemented by this Fifth Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Fifth Supplemental Indenture. Each of the Guaranteeing Subsidiaries constitutes a “Security Guarantor” and a “Subsidiary Guarantor” under the Indenture.

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(b)This Fifth Supplemental Indenture shall become effective upon the execution and delivery hereof by the Company, the Guaranteeing Subsidiaries and the Trustee; provided, however, that the release of the Released Subsidiaries provided for in Section 2 hereof shall not become operative until the Company consummates the sale of the Released Subsidiaries under the Membership Interest Purchase Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: December 3, 2018	A.W. REALTY COMPANY, LLC
ANGELINA GATHERING COMPANY, L.L.C.
SWN DRILLING COMPANY, LLC
SWN E & P SERVICES, LLC
SWN ENERGY SERVICES COMPANY, LLC
SWN INTERNATIONAL, LLC
SWN MIDSTREAM SERVICES COMPANY, LLC
SWN PRODUCER SERVICES, LLC
SWN PRODUCTION COMPANY, LLC
SWN WATER RESOURCES COMPANY, LLC
SWN WELL SERVICES, LLC

By:     /s/ Randall Barron
Name:    Randall Barron
Title:    Vice President and Treasurer

SOUTHWESTERN ENERGY COMPANY

By:     /s/ Randall Barron
Name:    Randall Barron
Title:    Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:     /s/ Alejandro Hoyos
Name:    Alejandro Hoyos
Title:    Vice President